Exhibit 10.17

EMPLOYMENT AND NON-COMPETE AGREEMENT

THIS EMPLOYMENT AND NON-COMPETE AGREEMENT (hereinafter “Agreement”), is made and entered into as of this 1 day of October 1, 2011, (“Effective Date”) by and between Health Plan Intermediaries, LLC, d.b.a. Health Insurance Innovations (collectively, the “Company”) and Scott Lingle (hereinafter called “Employee”).

WHEREAS, the Employer desires to employ Employee, and Employee desires to be employed by the Employer.

NOW THEREFORE, in consideration of Employee’s employment with the Company and the mutual covenants and promises set forth in this Agreement, and INTENDING TO BE LEGALLY BOUND, the parties agree to the following terms and conditions:

1.	EMPLOYMENT

(a)   Position and Duties.  Employee is employed in the position of Chief Sales Officer, reporting to the President of the Company, commencing on the Effective Date, and shall perform such duties and have such responsibilities as are customary for a person serving as Chief Sales Officer of a for-profit corporation comparable to that of Company. Employee accepts such employment, and agrees to devote Employee’s full-time and best efforts to perform the duties assigned to Employee by Employer in a diligent, loyal, faithful, timely, complete and professional manner and in conformity with all federal and state statutes, regulations and rules applicable to Employer. Employee further agrees to fully cooperate with all officers and other employees of Employer in the performance of Employee’s job duties. Employee agrees to use his best efforts to perform all of the duties required by the terms of this Agreement. Such duties shall be provided at such place(s) and time(s) as Company may reasonably require; provided, however, that Company acknowledges that Employee’s permanent residence is in Indiana. Employee shall assign to Company all economic benefits that are derived from contracts relating to the business of Company that are not in Company’s name, but in the name of Employee.

(b)   Term. This Agreement becomes effective on the Effective Date and shall govern the employment relationship between the parties until this Agreement or Employee’s employment with the Company is terminated.

2.	TERMINATION

A.           Employee is employed  AT-WILL, which means that either party may terminate the employment relationship and this Agreement at any time and for any reason with or without cause. If Employee is termed without cause in the first year of Employment with Company, the minimum monthly commission and salary of $25,000 or base + actual commission earned if amount is greater will paid to employee up to the anniversary date of his employment date with Company. If employee is terminated in the final 2 months of the first year he will receive a minimum of 90 days base salary. If employee is termed without cause after first year of employment then Employee is entitled to Employees monthly base salary for 90 days. In addition, the Company at its sole discretion, may continue to pay Employee their monthly base salary up to one year after Employee’s termination date. Upon the death of Employee, Company shall be obligated to Employee’s family or estate only for those portions of the Annual Payment and Commissions that would have accrued to Employee under this Agreement under Sections 3(a) and 3(b), respectively, through the date of Employee’s death. If Company terminates Employee, Company shall only pay those portions of the initial salary guarantee and Commissions that would have accrued to Employee under this Agreement under Sections 3(a) and 3(b), respectively, through the date of termination of Employee’s employment.

B.           Termination by the Company for Cause.  The Company shall have the right to terminate this Agreement and Employee’s employment hereunder “for cause” by giving Employee written notice to that effect. Any such termination of employment shall be effective on the date specified in such notice. In the event of such termination, the Company shall pay to Employee (a) Employee’s unpaid Base Salary through the effective date of the termination, and (b) any business expenses remaining unpaid on the effective date of the termination for which Employee is entitled to be reimbursed under Section 5 of this Agreement. For the purpose of this Agreement, “for cause” shall mean (i) commission of a willful act of dishonesty in the course of Employee’s duties hereunder, (ii) conviction by a court of competent jurisdiction of a crime constituting a felony or conviction in respect of any act involving fraud, dishonesty or moral turpitude, (iii) Employee’s performance under the influence of controlled substances (other than those taken pursuant to a medical doctor’s orders), or continued habitual intoxication, during working hours; (iv) frequent or extended, and unjustifiable absenteeism, (v) Employee’s personal misconduct or refusal to perform duties and responsibilities described in Section 2.1 above, or to carry out directives of the Company, which, if capable of being cured shall not have been cured, within 5 days after the Company shall have advised Employee in writing if its intention to terminate Employee’s employment in accordance with the provision of this Section 1 A., or (vi) material non-compliance with the terms of this Agreement, including, but not limited to, any breach of Sections 5 or 6 of this Agreement.

3.	COMPENSATION

(a)   Base Salary.  Employer shall pay Employee an initial base salary of $200,000 per year, or $16,666 monthly. In addition, Employee will receive a one-time signing bonus of $40,000.

(b)   Commission Year One:  Employee shall receive the greater of a monthly commission of $8,333 or actual bonus earned see (3.(b)i. below) for insurance premiums collected and paid to Company (which, for purposes of this Section 3, shall include any subsidiary or affiliate of Company that derives insurance premium revenue from Employee’s services) net of refunds for insurance plans. After year one bonus is as earned in 3. (b)(i).

Special Bonus Year Two: Employee shall have a $25,000 escrowed bonus per quarter for six consecutive quarters plus one quarter of $10K. The escrowed bonus will be payable to Employee in 12 equal monthly payments once Employee has been employed by Company for Three years or until Employee has attained $833,333 of monthly premium under his Employee Coded Recruited Distributors.

(i)      Employee Coded/Recruited Distributors Commissions.  2% (First Year) and l%  (Renewals) after $5M annually or $416,666 monthly of collected premium is achieved. Notwithstanding anything to the contrary herein, Commissions shall be paid only when and if Company receives cash compensation from its customers for the sales related to such Commissions, and the appropriate percentage of any returns, refunds or cancellations, related to such compensation shall be deducted from the Commissions. Note: STM reapplies will count as First Year Commissions for Employee.

(c)   Payment of Salary.  Company shall pay the Salary to Employee periodically in accordance with Company’s regular payroll practices, but no less often than twice per month. Commissions earned by Employee shall be paid monthly. Salary and Commission is paid within thirty (30) days after each month of the Term (or part thereof at the beginning or end of the Term), Employee shall receive his Commissions to the extent that, at the end of such month.

(d)   Fringe Benefits.  Employee shall receive fringe benefits as are provided from time to time by Employer. Employee shall be entitled to participate in the Company’s health insurance plan. Premiums for Employee and family health insurance plan are to be paid for by Company. Company shall have the right to modify, replace, withdraw or defer any fringe benefit provided at any time. If company modifies, replaces, withdraws or defers any fringe benefit then Employee must be compensated commensurately.

(e)   Expenses.  Employee shall be entitled to be reimbursed in accordance with the policies of Company, as adopted and amended from time to time, for all reasonable and necessary expenses (including but not limited to travel and entertainment expenses) incurred by Employee in connection with the performance of Employee’s duties of employment hereunder; provided, however, Employee shall, as a condition of such reimbursement, submit verification of the nature and amount of such expenses in accordance with the standard reimbursement policies applied to other employees of Company and in sufficient detail to comply with applicable Internal Revenue Service guidelines for deductibility. Company acknowledges that Employee will be working from a remote office and, accordingly, Company shall reimburse Employee for his reasonable business expenses related to equipment and supplies for such office.

(f)   Vacation and Holidays.  Employee shall be entitled to (30) days of vacation during each calendar year. In addition, Employee shall be entitled to as many holiday, sick days and personal days as are in accordance with Company’s policy then in effect for its employees.

(g)   Stock Equivalent Program.  The Company is in the process of developing a plan for a few key employees that will allow them to share in annual profits and proceeds if Company is sold. Employee will be eligible when this program is implemented.

4.	PROPRIETARY AND CONFIDENTIAL INFORMATION

Employee is employed in a position of confidence and in trust and will have access to Employer’s information of a confidential, proprietary or secret nature (collectively “Confidential Information”), the disclosure or unauthorized use of which would cause Employer to suffer substantial and irreparable harm. Thus, unless Employee first obtains Employer’s written consent, Employee shall not, directly or indirectly, disclose or use at any time either during or after employment with Employer, any Confidential Information, whether or not any such information is developed by Employee, except to the extent such disclosure or use is required in the performance of the duties assigned to Employee by Employer. Employee shall follow all procedures established by Employer to safeguard Confidential Information and to protect it against disclosure, misuse, espionage, loss or theft. “Confidential Information” shall mean information that is used, developed, or obtained by Employer relating to its business and /or the businesses of its clients or customers including, but not limited to: the trade secrets of the Employer; products or services; standard proposal; standard submission; standard survey and analysis; Commercial Lines Quality Assurance Manual; Claims Services Department Procedures and Quality Assurance Manual; Surety Quality Assurance Manual; policy forms; fees, costs and pricing structures; marketing information; advertising and pricing strategies; analyses; reports; computer software, including operating systems, applications and program listings; flow charts; manuals and documentation; data bases; all copyrightable works; Employer’s existing and prospective clients and customers, their addresses or other contact information and/or their confidential information; existing and prospective client and customer lists and other data related thereto; expiration periods; policy numbers; coverage specifications; daily reports and related correspondence; premium renewal notices; and all similar and related information in whatever form.

5.	COMPANY PROPERTY

(a)   All documents and other materials made, compiled by or made available to Employee during the course of Employee’s employment and any copies thereof, whether or not they contain Confidential Information, are and shall be the exclusive property of Employer and shall be delivered to Employer by Employee immediately upon the termination of Employee’s employment.

(b)   All ideas, reports, inventions, improvements, discoveries, formulas and other creative works made or developed by Employee during the period of Employee’s employment with Employer and relating to any business in which Employer does or shall engage during such period, shall promptly be disclosed to Employer and shall be the sole property of Employer. Employee hereby assigns and transfers to Employer all of his right, title and interest in and to any such ideas, reports, inventions, improvements, discoveries, formulas and other creative works, and agrees, upon the request of Employer, to execute and deliver to Employer all documents and to do all other acts that, in the opinion of Employer, are necessary or desirable to secure to Employer, its successors, assigns or nominees, all right, title and interest in and to any such ideas, reports, inventions, improvements, discoveries, formulas or other creative works, including but not limited to, applications for letters patent issued by the United States or any other country.

6.	NO SOLICITATION OR INTERFERENCE

Employee hereby agrees that, during employment with Company and for a period of up to one year thereafter, provided that Company continues, during such period of up to one year, to pay to Employee’s Base Monthly Salary at the same rate Employee was earning immediately prior to the date of termination:

(a)
Employee shall not in any way, for Employee’s own account, or for the account of any person, firm, corporation, organization or entity, other than Employer, directly or indirectly through others, with respect to any service being offered by Employer and/or with respect to any line of insurance being provided by Employer, sell to, solicit, contact, serve, cater to or accept any business from any person, firm, corporation, organization or other entity that is a customer or prospective customer (as defined below) of Employer;

(b)
Employee shall not directly or indirectly contact, solicit, entice, induce, persuade, attempt to persuade or otherwise cause any customer or prospective customer or employee of Employer to terminate, reduce or diminish his, her or its relationship with Employer, to refrain from doing business with or rendering services to Employer, or do any act that may interfere with or result in an impairment of or adverse change to the relationship between Employer and its customer, prospective customer or employee; and

(c)
Employee shall not directly or indirectly solicit, retain, hire or employ any individual as an agent, contractor or employee if the individual was an employee of Employer within the one (1) year period immediately prior to Employee’s termination of employment with Employer.

For the purpose of this paragraph 6, a “customer or prospective customer” includes any person, firm, corporation, organization or other entity to whom, Employer or Employer’s affiliate has provided services, for whom an insurance contract has been in effect through or as a result of the services of Employer or Employer’s affiliate, or whom the Employer or Employer’s affiliate had actively solicited for the purpose of providing services or writing future insurance contracts, at any time during Employee’s employment with the Employer. “Actively solicited” shall mean that any producer of Employer or Employer’s affiliate entertained, conducted one or more site visits, or prepared a survey & analysis, underwriting submission or risk assessment (whether prepared by the individual or by others for the individual) during the period of Employee’s employment with Employer. “Employer’s affiliate” is defined as and shall include any entity in which a controlling interest is held, individually or collectively, directly or indirectly, by Michael Kosloske, at any time during the period of Employee’s employment with Employer. Notwithstanding anything to the contrary in this Section 6, the provisions of this Section 6 shall not be applicable if Company terminates Employee without Cause, or if Employee terminates employment with Company following Company’s breach of this Agreement or reduction of Employee’s Base Salary or schedule of Commissions.

7.	REASONABLENESS OF RESTRICTIONS

Employee agrees and acknowledges that the type and scope of restrictions described in paragraphs 4, 5 and 6 are fair and reasonable and that the restrictions are intended to protect the legitimate business interests of Employer, including but not limited to Employer’s confidential business information, substantial customer relationships, customer goodwill and specialized training, and not to prevent Employee from earning a living including working for a health insurance earner, such as, United Healthcare, Humana, Aetna, BCBS, Anthem. Employee represents and warrants that the knowledge, ability and skill Employee currently possesses are sufficient to enable Employee to earn a livelihood satisfactory to Employee, in the event Employee’s employment with Employer terminates, without violating any restriction in this Agreement. If, however, any of the restrictions set forth in paragraphs 4, 5 and 6 are held invalid by a court by reason of length of time, area covered, activity covered or any or all of them, then such restriction or restrictions shall be reduced only to the extent necessary to cure such invalidity.

8.	REMEDIES

Employee agrees and acknowledges that a breach on the part of Employee of the covenants contained in paragraphs 4, 5 or 6 will cause irreparable harm to Employer and that damages arising out of such breach may be difficult to determine. Employee, therefore, further agrees that in addition to all other remedies provided at law or at equity, Employer shall be entitled as a matter of course to specific performance and temporary and permanent injunctive relief, upon the posting of not more than a nominal bond, from any court of competent jurisdiction restraining any further breach of any such covenant by Employee, his employers, employees, partners, agents or other associates, or any of them, without the necessity of proving actual damage to Employer by reason of any such breach. If Employer prevails in any suit under this Agreement, Employee will reimburse Employer for its expenses incurred in connection with such a suit, including attorneys’ fees and costs. For purposes of this Agreement, Employer shall be considered to have prevailed if it is successful in enforcing, in whole or in part, any of the provisions of this Agreement against Employee either as written or if modified as provided in paragraph 7. In addition, the period of the restriction specified in paragraph 6 above shall cease to run during the continuance of any violation of paragraph 6 and any portion of the period remaining at the commencement of any such violation will begin to run again only upon the full cure of the violation.

9.	ASSIGNMENT

Employer may assign this Agreement and any of the rights or obligations hereunder to any third party in connection with the sale, merger, consolidation, reorganization, liquidation or transfer, in whole or in part, of Employer’s control and/or ownership of its assets or business. In such event, Employee continues to be bound by the terms of this Agreement. An assignment of this Agreement by Employee or any right or obligation hereunder is strictly prohibited.

10.	NOTICES

Any notice to either party relating to this Agreement shall be in writing and given by hand delivery in person or sent by United States Certified Mail, Return Receipt Requested, postage prepaid, addressed to Employer to Matthew Naylor, 191 Sheree Boulevard, Second Floor, Exton, Pennsylvania 19341, and in the case of Employee, to the home address appearing on the records of the Employer or such other address as either party may designate to the other party in the manner above provided.

11.	NEW EMPLOYMENT

Employee shall notify, in writing, any prospective employer, partner, business associate or other entity with whom or which Employee is seeking employment, a partnership, or other business association, whether as an employee, a contractor or otherwise, of the restrictions in this Agreement.

12.	GOVERNING LAW, JURISDICTION. AND VENUE

This Agreement shall be subject to and be governed by the laws of the State of Florida, without giving effect to the principles of conflicts of law under Florida law irrespective of the fact that the parties now or at any time may be residents of or engaged in activities in a different state. Employee agrees that in the event of any dispute or claim arising under this Agreement, jurisdiction and venue shall be vested and proper, and Employee hereby consents to the jurisdiction of any court sitting in the State of Florida, including a federal district court.

13.	INVALIDITY

Subject to paragraph 7 above, any provision herein which in any way contravenes the applicable laws of any country, state or jurisdiction shall be severed from this Agreement and deemed not to be considered part of this Agreement and this Agreement shall not be invalid as a whole because of any such determination.

14.	INDULGENCE

No indulgence extended by either party hereto to the other party shall be construed as a waiver of any breach on the part of such other party, nor shall any waiver of one breach be constituted as a waiver of any rights or remedies with respect to any subsequent breach.

15.	ENTIRE AGREEMENT AND CHANGES TO BE IN WRITING

This Agreement contains the entire integrated agreement between the parties with respect to its subject matter. Any changes to this Agreement, in order to be effective, shall be reduced to writing and signed by the parties hereto.

16.	UNDERSTANDING OF EMPLOYEE

Employee agrees and acknowledges that Employee has read this Agreement in its entirety, that Employee understands it and that Employee has entered into it voluntarily.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties intending to be legally bound have executed this Agreement the day and year first above written.

ATTEST:	HEALTH PLAN INTERMEDIARIES, LLC

/s/Michael Kosloske

Name:	Name:	Michael Kosloske, President

WITNESS:

Scott Lingle	/s/ Scott Lingle

Name:	Name:	Scott Lingle
	Address:	Indianapolis